Exhibit 99.1

Entrada Networks’ Revenue Jumps 65% in Third Quarter

Company Continues Focus on Internal Growth & Acquisition Opportunities

San Diego, California -(BUSINESS WIRE)- December 14, 2004 -Entrada Networks, Inc. (OTCBB: ESAN), a developer and marketer of innovative products and solutions for the storage networking and network connectivity industries, today announced results for the Company’s third quarter ended October 31, 2004.

    For the three months ended October 31, 2004, the Company reported total net revenue from its storage, security and digital solutions, adapter card, frame relay and service businesses of $1.54 million compared with $0.93 million reported for the same period last year, an increase of 65.4%. On a quarter-over-quarter basis, the third quarter revenue reported is a 40% increase over the $1.1 million in net revenue realized in the second quarter ended July 31, 2004.

    For the third quarter ended October 31, 2004, the Company reported a net loss of $0.69 million, or ($0.04) per share, compared to a net loss of $0.23 million, or ($0.02) per share, for the same quarter of fiscal 2004.

    For the nine month period ended October 31, 2004, net revenue reached $3.0 million, compared with $5.7 million reported for the same period last year.

    For the nine months ended October 31, 2004, the Company reported a net loss of $2.4 million, or ($0.16) per share, compared to a net loss of $0.54 million, or ($0.04) per share, for the same period last year.

    The financial results for the third quarter and the nine months ended October 31, 2004, include the operations of Microtek Systems, Inc., which the Company acquired through its subsidiary Torrey Pines Networks, Inc. on May 14, 2004. With the addition of Microtek, the Company continues to grow and now employs 40 people across three locations: San Diego and Lake Forest in CA, and Milwaukee, WI.

    The Company intends to continue focus on acquisition opportunities with emphasis on storage, security and information infrastructure solutions.

    Dr. Kanwar J. S. Chadha, President and CEO of Entrada, commented on the third quarter results, "After a general slowdown in our market across the board, in which virtually all companies in our space were affected, we believe we are turning the corner in terms of our revenue growth. Our commitment to innovation through R&D and acquisitions has led to the commercialization of our own branded line of products in the storage and metro area network transport markets. We continue to expand our revenue base, including from Fortune 500 companies, in this line as well as our network connectivity products. For example, our subsidiary, Rixon Networks, Inc. was recently selected by Raytheon Integrated Defense Systems to supply Fiber Distributed Data Interface ("FDDI") adapter cards for application in the U.S. Navy’s Ship Self-Defense System ("SSDS").

    "All in all, we anticipate further growth opportunities. We continue to aggressively market our products and create brand awareness, thereby gaining new customers and hopefully creating a recurring revenue stream."

About Entrada Networks

    Headquartered in San Diego, CA, Entrada Networks, through its operating subsidiaries, Torrey Pines Networks, Inc., Rixon Networks, Inc., and Sync Research, Inc., is focused on developing and marketing products and solutions in the storage networking and network connectivity industries. Torrey Pines Networks specializes in the design and development of its storage and metropolitan area networks transport product line, Silverline™, which is primarily designed to: 1) interconnect geographically separate data centers and post production facilities of film studios; and 2) aggregate different types of data or video traffic for university campuses, cable operators or companies with a significant price/feature advantage. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. For more information please visit www.EntradaNetworks.com.

Safe Harbor

    Except for the historical information contained herein, the matters set forth in this press release, including statements as to management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include that the Company intends to continue focus on acquisition opportunities with emphasis on storage, security and information infrastructure solutions, that the Company is turning the corner in terms of its revenue growth, that the Company is achieving further growth opportunities, and that the Company is attempting to expand the revenue base of its network connectivity products and creating a recurring revenue stream. Since these forward-looking statements involve risks and uncertainties and are subject to change at any time, Entrada Networks’ actual results could differ materially from expected results. These forward-looking statements speak only as of the date hereof. Entrada Networks undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in Entrada Networks’ filings with the Securities and Exchange Commission ("SEC"), including but not limited to Entrada Networks’ Form 10-K for the fiscal year ended January 31, 2004, filed with the SEC on May 14, 2004, and subsequent quarterly reports on Form 10-QSB.

Contact Information:
Jim Loofbourrow
Entrada Networks
(858) 597-1102
jloofbourrow@entradanet.com